UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
        PURSUANT TO RULES 13d-1(b);(c); AND (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO RULE 13d-2

                               (Amendment No. 1)*

                            REUNION INDUSTRIES, INC.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   761312-10-7
                                 --------------
                                 (CUSIP Number)

                                December 31, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 2 of 15
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     LC Capital Master Fund, Ltd.
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            1,730,500
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                1,730,500
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,730,500
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 3 of 15
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     LC Capital Partners, LP
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            1,730,500
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                1,730,500
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,730,500
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN, HC
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 4 of 15
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     LC Capital Advisors LLC
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            1,730,500
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                1,730,500
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,730,500
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO, HC
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 5 of 15
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Lampe, Conway & Co., LLC
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            1,730,500
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                1,730,500
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,730,500
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO, IV
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 6 of 15
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     LC Capital International LLC
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            1,730,500
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                1,730,500
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,730,500
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO, IA
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 7 of 15
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Steven G. Lampe
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            1,730,500
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                1,730,500
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,730,500
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 8 of 15
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Richard F. Conway
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            1,730,500
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                1,730,500
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,730,500
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 9 of 15

Item 1(a).     Name of Issuer:

               Reunion Industries, Inc. (hereinafter, the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               11 Stanwix Street, Suite 1400
               Pittsburgh, Pennsylvania 15222

Items 2(a),
(b) and (c).   Name of Persons Filing, Address of Principal Business Office and
               Citizenship:

Item 2(a)      Name of Person Filing:

Item 2(a)      Name of Person Filing:

               Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, this Amendment to Schedule 13G is filed on behalf of each of the reporting persons indicated in Item 1 of each of the cover pages of this Amendment to Schedule 13G. The information required by this paragraph is set forth in Item 1 of each of the cover pages of this Amendment to Schedule 13G and is incorporated herein by reference.

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               The information required by this paragraph is set forth on Annex A attached hereto and is incorporated herein by reference.

Item 2 (c)     Citizenship:

               The information required by this paragraph is set forth in Item 4 of each of the cover pages of this Amendment to Schedule 13G and is incorporated herein by reference.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.01 per share, of the Issuer (the "Common Stock")

Item 2(e).     CUSIP Number:

               761312-10-7

Item 3.        Not applicable

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 10 of 15

Item 4.        Ownership.

               (a)  Amount beneficially owned:

                    The information required by this paragraph is set forth in
                    Item 9 of each of the cover pages of this Amendment to
                    Schedule 13G and is incorporated herein by reference.

                    LC Capital Master Fund, Ltd. (the "Master Fund") has direct beneficial ownership of 93,000 shares of the Issuer's Common Stock and owns currently exerciseable warrants to purchase 1,637,500 shares of Common Stock (all of the foregoing shares being collectively referred to herein as the "Shares").

                    LC Capital Partners, LP ("Partners") may be deemed to control the Master Fund by virtue of Partners' ownership of approximately 54.31% of the outstanding shares of the Master Fund. Accordingly, Partners may be deemed to have a beneficial interest in the Shares. In addition, since LC Capital Advisors LLC ("Advisors") is the sole general partner of Partners, Advisors may also be deemed to have a beneficial interest in the Shares. Each of Partners and Advisors disclaims beneficial ownership of the Shares except to the extent of their respective beneficial interests, if any, therein.

                    Lampe, Conway & Co. LLC ("LC&C") acts as investment manager to Partners and the Master Fund pursuant to certain investment management agreements. Since LC&C shares voting and dispositive power over the Shares by virtue of the aforementioned investment management agreements, LC&C may be deemed to have a beneficial interest in the Shares. LC&C disclaims beneficial ownership of the Shares except to the extent of its beneficial interest, if any, therein.

                    LC Capital International LLC ("International") acts as investment advisor to the Master Fund pursuant to an investment advisory agreement. Since International shares voting and dispositive power over the Shares by virtue of the aforementioned investment advisory agreement, International may be deemed to have a beneficial interest in the Shares. International disclaims beneficial ownership of the Shares except to the extent of its beneficial interest, if any, therein.

                    Steven G. Lampe ("Lampe") and Richard F. Conway ("Conway") act as the sole managing members of each of Advisors, LC&C and International and each of Lampe and Conway may be deemed to control each such entity. Accordingly, each of Lampe and Conway may be deemed to have a beneficial interest in the Shares by virtue of Advisors' indirect deemed control of the Master Fund, LC&C's power to vote and/or dispose of the Shares and International's power to vote and/or dispose of the Shares. Each of Lampe and Conway disclaims beneficial ownership of the Shares except to the extent of their respective beneficial interests, if any, therein.

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 11 of 15

               (b)  Percent of class:

                    The information required by this paragraph is set forth in
                    Item 11 of each of the cover pages of this Amendment to
                    Schedule 13G and is incorporated herein by reference. Such information is based upon 16,656,519 shares of Common Stock outstanding as of November 1, 2005, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2005. The information in Item 4(a) above is incorporated herein by reference.

               (c)  Number of shares as to which the person has:

                    (i)   Sole power to vote or direct the vote:

                          The information required by this subparagraph is set forth in Item 5 of each of the cover pages of this Amendment to Schedule 13G and is incorporated herein by reference. In addition, the information in Item 4(a) above is incorporated herein by reference

                    (ii)  Shared power to vote or direct the vote:

                          The information required by this subparagraph is set forth in Item 6 of each of the cover pages of this Amendment to Schedule 13G and is incorporated herein by reference. In addition, the information in Item 4(a) above is incorporated herein by reference.

                    (iii) Sole power to dispose or to direct the disposition of:

                          The information required by this subparagraph is set forth in Item 7 of each of the cover pages of this Amendment to Schedule 13G and is incorporated herein by reference. In addition, the information in Item 4(a) above is incorporated herein by reference.

                    (iv) Shared power to dispose of or direct the disposition of:

                          The information required by this subparagraph is set forth in Item 8 of each of the cover pages of this Amendment to Schedule 13G and is incorporated herein by reference. In addition, the information in Item 4(a) above is incorporated herein by reference.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 12 of 15

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

               The Master Fund directly acquired all of the Shares beneficially owned by it and being reported on by Partners and Advisors. Partners directly hold approximately 54.31% of the outstanding shares of the Master Fund and may be deemed to control the Master Fund. Advisors is the sole general partner of Partners and may also be deemed to control the Master Fund.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable

Item 9.        Notice of Dissolution of a Group.

               Not applicable

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 13 of 15

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2006                     LC Capital Master Fund, Ltd.

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Director

Date: February 10, 2006                     LC Capital Partners, LP

                                            By: LC Capital Advisors LLC,
                                                its General Partner

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

Date: February 10, 2006                     LC Capital Advisors LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

Date: February 10, 2006                     Lampe, Conway & Co. LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

Date: February 10, 2006                     LC Capital International LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 14 of 15


Date: February 10, 2006                         /s/ Steven G. Lampe
                                                -------------------------------
                                                Steven G. Lampe


Date: February 10, 2006                         /s/ Richard F. Conway
                                                -------------------------------
                                                Richard F. Conway

                                  SCHEDULE 13G

CUSIP NO. 761312-10-7                                             Page 15 of 15

                                                                         ANNEX A

           Address of Principal Business Office or, if none, Residence


LC Capital Master Fund, Ltd.
c/o Trident Fund Services (B.V.I.) Limited
P.O. Box 146
Waterfront Drive
Wickhams Cay
Road Town, Tortola
British Virgin Islands

LC Capital Partners, LP
680 Fifth Avenue, Suite 1202
New York, NY 10019

LC Capital Advisors LLC
680 Fifth Avenue, Suite 1202
New York, NY 10019

Lampe, Conway & Co. LLC
680 Fifth Avenue, Suite 1202
New York, NY 10019

LC Capital International LLC
680 Fifth Avenue, Suite 1202
New York, NY 10019

Steven G. Lampe
680 Fifth Avenue, Suite 1202
New York, NY 10019

Richard F. Conway
680 Fifth Avenue, Suite 1202
New York, NY 10019

                                   Exhibit 1

                            Agreement of Joint Filing

     In accordance with Rule 13d-1(k)(1), promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of an Amendment to Statement on Schedule 13G, and any amendments thereto, with respect to the Common Stock of Reunion Industries, Inc. and that this Agreement may be included as an Exhibit to such filing.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

     IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of February 10, 2006.

                                            LC Capital Master Fund, Ltd.

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Director

                                            LC Capital Partners, LP

                                            By: LC Capital Advisors LLC,
                                                its General Partner

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

                                            LC Capital Advisors LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

                                            Lampe, Conway & Co. LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

                                            LC Capital International LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member


                                                /s/ Steven G. Lampe
                                                -------------------------------
                                                Steven G. Lampe


                                                /s/ Richard F. Conway
                                                -------------------------------
                                                Richard F. Conway